News
Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Second Quarter 2014 Results

Raises 2014 Earnings Guidance

WALTHAM, Mass. (July 23, 2014) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the second quarter ended June 28, 2014, the first full quarter including the Life Technologies acquisition and excluding the related divestitures.

Second Quarter Highlights

•	Grew adjusted earnings per share (EPS) by 30% to $1.72.

•	Increased revenue by 33% to $4.32 billion.

•	Expanded adjusted operating margin by 210 basis points to 21.4%.

•	Generated free cash flow of $823 million.

•
Launched new Thermo Scientific consumables, instruments and software at the American Society of Mass Spectrometry conference to strengthen industry leadership, highlighted by the new Q Exactive HF system and the new TSQ 8000 Evo triple quad.

•
Expanded capabilities at Centers of Excellence in Lithuania and Germany to support growth of molecular biology products for life sciences and diagnostics, and to meet demand for mass spectrometry systems used in research and applied markets.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We’re pleased to deliver a great second quarter, with strong top-line performance contributing to outstanding growth on the bottom line,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “In the quarter, our teams executed very well, we made good progress on the Life Technologies integration – with synergies tracking ahead of plan – and we continued to invest in new technologies and capabilities to strengthen our global strategic position.

“Among the highlights, we had another strong showing at ASMS, building on our highly successful Q Exactive and TSQ 8000 triple quad platforms to deliver new levels of analytical sensitivity and speed. To support our core technology offerings, we’re significantly expanding our key sites in Vilnius and Bremen, adding manufacturing capacity to meet customer demand and drive growth.

“To sum it up, we’re successfully executing our growth strategy, the Life Technologies integration is going well and we’re on track to deliver a strong 2014.”

Second Quarter 2014

For the second quarter of 2014, adjusted EPS grew 30% to $1.72, versus $1.32 in the second quarter of 2013. Revenue for the quarter grew 33% to $4.32 billion in 2014, versus $3.24 billion in 2013. Organic revenue grew 5%, with currency translation increasing revenue by 1% and acquisitions, net of divestitures, increasing revenue by 27%. Adjusted operating income for the second quarter of 2014 increased 48% compared with the year-ago period, and adjusted operating margin expanded to 21.4%, compared with 19.3% in the second quarter of 2013.

GAAP diluted EPS for the second quarter of 2014 was $0.69 versus $0.76 in the same quarter last year due to higher acquisition-related charges in 2014. GAAP operating income for the second quarter of 2014 was $348 million, compared with $375 million in 2013. GAAP operating margin decreased to 8.1%, compared with 11.6% in the second quarter of 2013.

Annual Guidance for 2014

Thermo Fisher is updating its annual revenue and adjusted EPS guidance for full-year 2014 primarily to reflect solid operating performance in the first half of the year, increased synergies from the Life Technologies integration and the expected divestiture of its Cole-Parmer business.

The company now expects revenue for 2014 to be in the range of $16.86 to $16.98 billion versus its previous guidance of $16.84 to $17.00 billion, with year-over-year revenue growth remaining at 29% to 30%. Thermo Fisher is raising adjusted EPS guidance to a new range of $6.85 to $6.97 from the $6.80 to $6.95 previously announced, which now results in 26% to 29% adjusted EPS growth over 2013.

The 2014 guidance does not include any future acquisitions or divestitures, other than the previously announced sale of Cole-Parmer, and is based on current foreign exchange rates. In addition, the adjusted EPS estimate excludes amortization expense for acquisition-related intangible assets and certain other items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below.

Life Sciences Solutions Segment

In the second quarter of 2014, Life Sciences Solutions Segment revenue was $1.10 billion, compared with revenue of $181 million in the second quarter of 2013, reflecting the inclusion of the Life Technologies acquisition for the full quarter. Segment adjusted operating income in the 2014 quarter was $299 million versus $44 million in the year-ago quarter, and adjusted operating margin was 27.1%, versus 24.0% in 2013.

Analytical Instruments Segment

Analytical Instruments Segment revenue increased 4% to $793 million in the second quarter of 2014, compared with revenue of $761 million in the second quarter of 2013. Segment adjusted operating income increased 4% in the second quarter of 2014, and adjusted operating margin was 16.4%, versus 16.5% in the 2013 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue in the second quarter increased 8% to $855 million in 2014, compared with revenue of $794 million in the second quarter of 2013. Segment adjusted operating income rose 9% in the second quarter of 2014, and adjusted operating margin increased to 27.6%, versus 27.3% in the 2013 quarter.

Laboratory Products and Services Segment

In the second quarter of 2014, Laboratory Products and Services Segment revenue increased 7% to $1.70 billion, compared with revenue of $1.60 billion in the second quarter of 2013. Segment adjusted operating income grew 8% in the second quarter of 2014, and adjusted operating margin increased to 15.2%, versus 15.0% in the 2013 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which excludes operating cash flows from discontinued operations and deducts net capital expenditures. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets. A significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. Our adjusted EPS estimate for 2014 excludes approximately $2.21 of expense for the amortization of acquisition-related intangible assets for acquisitions completed through the end of the second quarter of 2014. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the one-time effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, July 23, 2014, at 8:30 a.m. Eastern time. To listen, dial (877) 201-0168 within the U.S. or (647) 788-4901 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, August 22, 2014.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $17 billion and 50,000 employees in 50 countries. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our four premier brands – Thermo Scientific, Life Technologies, Fisher Scientific and Unity Lab Services – we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the Life Technologies acquisition may not materialize as expected; and the company being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended March 29, 2014, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)	Three Months Ended
	June 28,	% of	June 29,	% of
(In millions except per share amounts)	2014	Revenues	2013	Revenues

Revenues	$4,321.9		$3,240.1
Costs and Operating Expenses:
Cost of revenues (c)	2,361.0	54.6%	1,820.9	56.2%
Selling, general and administrative expenses (d)	1,024.6	23.7%	734.4	22.7%
Amortization of acquisition-related intangible assets	343.6	8.0%	191.2	5.9%
Research and development expenses	183.7	4.3%	96.7	3.0%
Restructuring and other costs, net (e)	60.9	1.4%	21.5	0.7%
	3,973.8	91.9%	2,864.7	88.4%

Operating Income	348.1	8.1%	375.4	11.6%
Interest Income	16.0		7.1
Interest Expense	(129.1)		(64.4)
Other Income (Expense), Net (f)	1.5		(38.1)

Income Before Income Taxes	236.5		280.0
Income Tax Benefit (Provision) (g)	42.0		(2.4)

Income from Continuing Operations	278.5		277.6

Loss from Discontinued Operations, Net of Tax	—		(0.2)
Loss on Disposal of Discontinued Operations, Net of Tax	—		—

Net Income	$278.5	6.4%	$277.4	8.6%

Earnings per Share from Continuing Operations:
Basic	$.70		$.77
Diluted	$.69		$.76

Earnings per Share:
Basic	$.70		$.77
Diluted	$.69		$.76

Weighted Average Shares:
Basic	399.4		360.0
Diluted	403.1		363.5

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$348.1	8.1%	$375.4	11.6%
Cost of Revenues Charges (c)	156.1	3.6%	13.1	0.4%
Selling, General and Administrative Costs, Net (d)	14.9	0.3%	22.6	0.7%
Restructuring and Other Costs, Net (e)	60.9	1.4%	21.5	0.7%
Amortization of Acquisition-related Intangible Assets	343.6	8.0%	191.2	5.9%

Adjusted Operating Income (b)	$923.6	21.4%	$623.8	19.3%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$278.5	6.4%	$277.4	8.6%
Cost of Revenues Charges (c)	156.1	3.6%	13.1	0.4%
Selling, General and Administrative Costs, Net (d)	14.9	0.3%	22.6	0.7%
Restructuring and Other Costs, Net (e)	60.9	1.4%	21.5	0.7%
Amortization of Acquisition-related Intangible Assets	343.6	8.0%	191.2	5.9%
Other (Income) Expense, Net (f)	(0.9)	0.0%	39.0	1.2%
Provision for Income Taxes (g)	(158.0)	-3.6%	(86.3)	-2.7%
Discontinued Operations, Net of Tax	—	0.0%	0.2	0.0%

Adjusted Net Income (b)	$695.1	16.1%	$478.7	14.8%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$0.69		$0.76
Cost of Revenues Charges, Net of Tax (c)	0.29		0.02
Selling, General and Administrative Costs, Net of Tax (d)	0.02		0.05
Restructuring and Other Costs, Net of Tax (e)	0.09		0.04
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.64		0.38
Other (Income) Expense, Net of Tax (f)	—		0.07
Provision for Income Taxes (g)	(0.01)		—
Discontinued Operations, Net of Tax	—		—

Adjusted EPS (b)	$1.72		$1.32

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$888.7		$478.4
Net Cash Used in Discontinued Operations	0.9		0.9
Purchases of Property, Plant and Equipment	(75.5)		(65.6)
Proceeds from Sale of Property, Plant and Equipment	9.3		0.6

Free Cash Flow (h)	$823.4		$414.3

Segment Data	Three Months Ended
	June 28,	% of	June 29,	% of
(In millions)	2014	Revenues	2013	Revenues

Revenues
Life Sciences Solutions	$1,103.1	25.5%	$181.0	5.6%
Analytical Instruments	793.4	18.4%	761.0	23.5%
Specialty Diagnostics	855.1	19.8%	793.6	24.5%
Laboratory Products and Services	1,699.4	39.3%	1,595.0	49.2%
Eliminations	(129.1)	-3.0%	(90.5)	-2.8%

Consolidated Revenues	$4,321.9	100.0%	$3,240.1	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$299.1	27.1%	$43.5	24.0%
Analytical Instruments	130.4	16.4%	125.3	16.5%
Specialty Diagnostics	236.4	27.6%	216.3	27.3%
Laboratory Products and Services	257.7	15.2%	238.7	15.0%

Subtotal Reportable Segments	923.6	21.4%	623.8	19.3%

Cost of Revenues Charges (c)	(156.1)	-3.6%	(13.1)	-0.4%
Selling, General and Administrative Costs, Net (d)	(14.9)	-0.3%	(22.6)	-0.7%
Restructuring and Other Costs, Net (e)	(60.9)	-1.4%	(21.5)	-0.7%
Amortization of Acquisition-related Intangible Assets	(343.6)	-8.0%	(191.2)	-5.9%

GAAP Operating Income (a)	$348.1	8.1%	$375.4	11.6%

(a)	"GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). With the completion of the Life Technologies acquisition, we have established a new reporting segment, Life Sciences Solutions, and the Biosciences businesses have been transferred from the Analytical Instruments segment to the Life Sciences Solutions and Laboratory Products and Services segments. Prior period segment information has been reclassified to reflect these transfers.
(b)	Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items and certain other tax items (see note (g) for details); and results of discontinued operations.
(c)	Reported results in 2014 and 2013 include $154.7 and $12.0, respectively, of charges for the sale of inventories revalued at the date of acquisition and $1.4 and $1.1, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d)	Reported results in 2014 and 2013, respectively, include $11.3 and $9.0 of transaction costs related to the acquisition of Life Technologies. Reported results in 2014 and 2013, respectively, also include charges of $3.6 and $13.6 for revisions of estimated contingent consideration for recent acquisitions.
(e)	Reported results in 2014 and 2013 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations and, in 2014, $3.3 of net gains on the sale of businesses.
(f)	Reported results in 2014 and 2013 include $0.6 and $0.6, respectively, of amortization of acquisition-related intangible assets of the company's equity investments. Reported results in 2014 also include $1.5 of gains from the sale of available-for-sale and equity investments. Reported results in 2013 also include $40.5 of charges related to amortization of fees paid to obtain bridge financing commitments related to the acquisition of Life Technologies, offset in part by a $2.1 gain from the sale of an equity investment.
(g)	Reported provision for income taxes includes i) $152.6 and $85.0 of incremental tax benefit in 2014 and 2013, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; and ii) in 2014 and 2013, $5.4 and $1.3, respectively of incremental tax benefit from adjusting the company's deferred tax balances as a result of tax rate changes.
(h)	Free cash flow in 2014 and 2013 was reduced by $45.0 and $57.6, respectively, of cash outlays related to the acquisition of Life Technologies including severance obligations and transaction costs.
Notes:
Consolidated depreciation expense is $91.2 and $58.0 in 2014 and 2013, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $30.8 and $23.3 in 2014 and 2013, respectively.

Certain pre-acquisition equity awards of Life Technologies were converted to rights to receive future cash payments over the remaining vesting period. In addition to the equity compensation expense noted above, reported and adjusted results in 2014 include $10.0 million of expense for such cash payments.

Consolidated Statement of Income (unaudited) (a)(b)	Six Months Ended
	June 28,	% of	June 29,	% of
(In millions except per share amounts)	2014	Revenues	2013	Revenues

Revenues	$8,225.4		$6,431.6
Costs and Operating Expenses:
Cost of revenues (c)	4,552.8	55.4%	3,620.0	56.3%
Selling, general and administrative expenses (d)	2,007.4	24.4%	1,428.0	22.2%
Amortization of acquisition-related intangible assets	629.5	7.6%	383.2	6.0%
Research and development expenses	333.4	4.1%	194.9	3.0%
Restructuring and other costs (income), net (e)	(521.3)	-6.3%	43.0	0.6%
	7,001.8	85.1%	5,669.1	88.1%

Operating Income	1,223.6	14.9%	762.5	11.9%
Interest Income	27.9		14.3
Interest Expense	(246.9)		(128.8)
Other Income (Expense), Net (f)	6.3		(25.1)

Income Before Income Taxes	1,010.9		622.9
Provision for Income Taxes (g)	(189.3)		(4.5)

Income from Continuing Operations	821.6		618.4

Loss from Discontinued Operations, Net of Tax	—		(0.6)
Loss on Disposal of Discontinued Operations, Net of Tax	—		(4.2)

Net Income	$821.6	10.0%	$613.6	9.5%

Earnings per Share from Continuing Operations:
Basic	$2.07		$1.72
Diluted	$2.05		$1.71

Earnings per Share:
Basic	$2.07		$1.71
Diluted	$2.05		$1.69

Weighted Average Shares:
Basic	396.3		359.0
Diluted	400.7		362.6

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$1,223.6	14.9%	$762.5	11.9%
Cost of Revenues Charges (c)	324.6	3.9%	26.3	0.4%
Selling, General and Administrative Costs, Net (d)	97.7	1.2%	23.9	0.4%
Restructuring and Other Costs (Income), Net (e)	(521.3)	-6.3%	43.0	0.6%
Amortization of Acquisition-related Intangible Assets	629.5	7.6%	383.2	6.0%

Adjusted Operating Income (b)	$1,754.1	21.3%	$1,238.9	19.3%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$821.6	10.0%	$613.6	9.5%
Cost of Revenues Charges (c)	324.6	3.9%	26.3	0.4%
Selling, General and Administrative Costs, Net (d)	97.7	1.2%	23.9	0.4%
Restructuring and Other Costs (Income), Net (e)	(521.3)	-6.3%	43.0	0.6%
Amortization of Acquisition-related Intangible Assets	629.5	7.6%	383.2	6.0%
Other (Income) Expense, Net (f)	(3.2)	0.0%	29.2	0.5%
Provision for Income Taxes (g)	(43.0)	-0.5%	(149.6)	-2.3%
Discontinued Operations, Net of Tax	—	0.0%	4.8	0.1%

Adjusted Net Income (b)	$1,305.9	15.9%	$974.4	15.2%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$2.05		$1.69
Cost of Revenues Charges, Net of Tax (c)	0.63		0.05
Selling, General and Administrative Costs, Net of Tax (d)	0.19		0.05
Restructuring and Other Costs (Income), Net of Tax (e)	(0.82)		0.08
Amortization of Acquisition-related Intangible Assets, Net of Tax	1.24		0.76
Other (Income) Expense, Net of Tax (f)	—		0.05
Provision for Income Taxes (g)	(0.03)		—
Discontinued Operations, Net of Tax	—		0.01

Adjusted EPS (b)	$3.26		$2.69

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$989.9		$776.7
Net Cash Used in Discontinued Operations	1.9		1.7
Purchases of Property, Plant and Equipment	(180.2)		(131.6)
Proceeds from Sale of Property, Plant and Equipment	12.7		3.6

Free Cash Flow (h)	$824.3		$650.4

Segment Data	Six Months Ended
	June 28,	% of	June 29,	% of
(In millions)	2014	Revenues	2013	Revenues

Revenues
Life Sciences Solutions	$1,938.6	23.6%	$353.6	5.5%
Analytical Instruments	1,563.3	19.0%	1,501.1	23.3%
Specialty Diagnostics	1,668.8	20.3%	1,599.2	24.9%
Laboratory Products and Services	3,289.9	40.0%	3,151.3	49.0%
Eliminations	(235.2)	-2.9%	(173.6)	-2.7%

Consolidated Revenues	$8,225.4	100.0%	$6,431.6	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$543.7	28.0%	$84.5	23.9%
Analytical Instruments	261.3	16.7%	245.8	16.4%
Specialty Diagnostics	457.4	27.4%	439.2	27.5%
Laboratory Products and Services	491.7	14.9%	469.4	14.9%

Subtotal Reportable Segments	1,754.1	21.3%	1,238.9	19.3%

Cost of Revenues Charges (c)	(324.6)	-3.9%	(26.3)	-0.4%
Selling, General and Administrative Costs, Net (d)	(97.7)	-1.2%	(23.9)	-0.4%
Restructuring and Other (Costs) Income, Net (e)	521.3	6.3%	(43.0)	-0.6%
Amortization of Acquisition-related Intangible Assets	(629.5)	-7.6%	(383.2)	-6.0%

GAAP Operating Income (a)	$1,223.6	14.9%	$762.5	11.9%

(a)	"GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). With the completion of the Life Technologies acquisition, we have established a new reporting segment, Life Sciences Solutions, and the Biosciences businesses have been transferred from the Analytical Instruments segment to the Life Sciences Solutions and Laboratory Products and Services segments. Prior period segment information has been reclassified to reflect these transfers.
(b)	Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items and certain other tax items (see note (g) for details); and
results of discontinued operations.

(c)	Reported results in 2014 and 2013 include $302.3 and $23.9, respectively, of charges for the sale of inventories revalued at the date of acquisition and $0.9 and $2.4, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2014 also include a charge of $21.4 to conform the accounting policies of Life Technologies with the company's accounting policies.
(d)	Reported results in 2014 and 2013, respectively, include $77.9 and $10.3 of transaction costs related to the acquisition of Life Technologies. Reported results in 2014 also include a charge of $16.2 to conform the accounting policies of Life Technologies with the company's accounting policies. Reported results in 2014 and 2013, respectively, also include charges of $3.6 and $13.6 for revisions of estimated contingent consideration for recent acquisitions.
(e)	Reported results in 2014 include a gain of $761.8 on the sale of businesses, principally the sera and media, gene modulation and magnetic beads businesses to GE Healthcare, and a charge of $91.7 for cash compensation to monetize certain equity awards held by Life Technologies employees at the date of acquisition. Reported results in 2014 and 2013 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations.
(f)	Reported results in 2014 and 2013 include $1.1 and $1.3, respectively, of amortization of acquisition-related intangible assets of the company's equity investments. Reported results in 2014 also include net gains of $5.3 from the sales of available-for-sale and equity investments, offset in part by $1.0 of charges related to amortization of fees paid to obtain financing commitments related to the Life Technologies acquisition. Reported results in 2013 also include $40.5 of charges related to amortization of fees paid to obtain bridge financing commitments related to the Life Technologies acquisition, offset in part by $10.5 of realized gains on available-for-sale investments irrevocably contributed to the company's UK pension plans and a $2.1 gain from the sale of an equity investment.
(g)	Reported provision for income taxes includes i) $32.4 and $147.8 of incremental tax benefit in 2014 and 2013, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; and ii) in 2014 and 2013, $10.6 and $1.8, respectively of incremental tax benefit from adjusting the company's deferred tax balances as a result of tax rate changes.
(h)	Free cash flow in 2014 and 2013 was reduced by $286.5 and $57.6, respectively, of cash outlays related to the acquisition of Life Technologies including monetizing certain equity awards, severance obligations and transaction costs.
Notes:
Consolidated depreciation expense is $170.9 and $117.0 in 2014 and 2013, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $56.0 and $43.7 in 2014 and 2013, respectively.

Certain pre-acquisition equity awards of Life Technologies were converted to rights to receive future cash payments over the remaining vesting period. In addition to the equity compensation expense noted above, reported and adjusted results in 2014 include $17.1 million of expense for such cash payments.

Condensed Consolidated Balance Sheet (unaudited)
	June 28,	December 31,
(In millions)	2014	2013

Assets
Current Assets:
Cash and cash equivalents	$584.9	$5,826.0
Short-term investments	21.0	4.5
Accounts receivable, net	2,660.1	1,942.3
Inventories	1,933.8	1,494.5
Other current assets	744.6	613.4

Total current assets	5,944.4	9,880.7

Property, Plant and Equipment, Net	2,472.0	1,767.4

Acquisition-related Intangible Assets	15,621.6	7,071.3

Other Assets	836.1	640.7

Goodwill	19,439.3	12,503.3

Total Assets	$44,313.4	$31,863.4

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$3,075.1	$987.7
Other current liabilities	3,160.5	2,138.3

Total current liabilities	6,235.6	3,126.0

Other Long-term Liabilities	4,917.2	2,381.7

Long-term Obligations	12,502.0	9,499.6

Total Shareholders' Equity	20,658.6	16,856.1

Total Liabilities and Shareholders' Equity	$44,313.4	$31,863.4

Condensed Consolidated Statement of Cash Flows (unaudited)	Six Months Ended
	June 28,	June 29,
(In millions)	2014	2013

Operating Activities
Net income	$821.6	$613.6
Loss from discontinued operations	—	0.6
Loss on disposal of discontinued operations	—	4.2
Income from continuing operations	821.6	618.4

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	800.4	500.2
Change in deferred income taxes	(460.4)	(65.0)
Net gains on sale of businesses	(761.8)	—
Other non-cash expenses, net	329.8	50.4
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	262.2	(325.6)

Net cash provided by continuing operations	991.8	778.4
Net cash used in discontinued operations	(1.9)	(1.7)

Net cash provided by operating activities	989.9	776.7

Investing Activities
Acquisitions, net of cash acquired	(13,054.5)	(4.7)
Purchases of property, plant and equipment	(180.2)	(131.6)
Proceeds from sale of property, plant and equipment	12.7	3.6
Proceeds from sale of businesses, net of cash divested	1,048.7	—
Other investing activities, net	99.2	(0.2)

Net cash used in investing activities	(12,074.1)	(132.9)

Financing Activities
Net proceeds from issuance of debt	4,999.6	—
Increase in commercial paper, net	305.6	—
Repayment of long-term obligations	(2,452.3)	(0.7)
Decrease in short-term notes payable	(18.6)	(1.6)
Purchases of company common stock	—	(89.8)
Dividends paid	(114.7)	(107.9)
Net proceeds from issuance of company common stock	2,942.0	—
Net proceeds from issuance of company common stock under employee stock plans	108.6	172.3
Tax benefits from stock-based compensation awards	55.6	30.6
Other financing activities, net	(4.9)	(0.8)

Net cash provided by financing activities	5,820.9	2.1

Exchange Rate Effect on Cash	22.2	(88.8)

(Decrease) Increase in Cash and Cash Equivalents	(5,241.1)	557.1
Cash and Cash Equivalents at Beginning of Period	5,826.0	805.6

Cash and Cash Equivalents at End of Period	$584.9	$1,362.7

Free Cash Flow (a)(b)	$824.3	$650.4

(a)	Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.
(b)
Free cash flow in 2014 and 2013 was reduced by $286.5 and $57.6, respectively, of cash outlays related to the acquisition of Life Technologies including monetizing certain equity awards, severance obligations and transaction costs.